Exhibit (e)(2)

SCHEDULE A

List of Funds

Impact Shares NAACP Minority Empowerment ETF [Effective July 17, 2018]

Impact Shares YWCA Women’s Empowerment ETF [Effective August 27, 2018]

Impact Shares Sustainable Development Goals Global Equity ETF [Effective September 20, 2018]

Impact Shares Affordable Housing MBS ETF [Effective July 1, 2021]